Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Oneida Financial Corp. of our report dated March 12, 2010, relating to the consolidated financial statements of Oneida Financial Corp. appearing in the Annual Report on Form 10-K of Oneida Financial Corp. for the year ended December 31, 2009.

/s/ Crowe Horwath LLP

Livingston, New Jersey
August 26, 2010